Exhibit (a)(5)(A)

PRESS RELEASE

CONTACT: Rob Seelig

(603) 640-2212

WHITE MOUNTAINS TO COMMENCE SELF-TENDER OFFER TO PURCHASE

UP TO $500 MILLION IN VALUE OF ITS COMMON SHARES

HAMILTON, Bermuda, August 22, 2022 -- White Mountains Insurance Group, Ltd. (NYSE: WTM) announced today that it has commenced a “modified Dutch auction” self-tender offer to purchase up to $500 million in value of its common shares, at a purchase price not greater than $1,400 nor less than $1,250 per share, in cash, less any applicable withholding taxes and without interest. The tender offer commenced today, on August 22, 2022, and will expire at 12:00 midnight, New York City time, at the end of the day on September 20, 2022, unless extended. White Mountains’s common shares closed on the New York Stock Exchange at $1,305.13 per share on August 19, 2022.

A “modified Dutch auction” self-tender offer allows shareholders to indicate how many shares and at what price within the Company’s specified range they wish to tender their shares. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest purchase price per share within the range that will enable it to purchase $500 million in value of shares, or if a lesser value of shares is properly tendered, all shares that have been properly tendered and not properly withdrawn. In the event that shares representing more than $500 million in value are properly tendered in the tender offer, the Company reserves the right to increase the number of shares sought in the tender offer by an amount not exceeding 2% of outstanding shares without extending the expiration time for the tender offer. All shares purchased by the Company in the tender offer will be purchased at the same price regardless of whether the shareholder tendered at a lower price. The Company will not purchase shares below a price stipulated by a shareholder, and in some cases, may actually purchase shares at a price above a shareholder’s indication under the terms of the tender offer.

If the tender offer is fully subscribed, (1) at the maximum purchase price of $1,400 per share, the Company could purchase 357,142 shares, which would represent approximately 12.3% of shares outstanding and (2) at the minimum purchase price of $1,250 per share, the Company could purchase 400,000 shares, which would represent approximately 13.8% of the shares outstanding.

The tender offer will not be conditioned upon the receipt of financing or any minimum number of shares being tendered. The tender offer will be, however, subject to certain conditions as will be specified in the offer to purchase. Specific instructions and a complete explanation of the terms and conditions of the tender offer will be contained in the offer to purchase, the letter of transmittal and the related materials, which will be mailed to shareholders of record shortly after commencement of the tender offer. Any shares tendered may be withdrawn prior to expiration of the tender offer.

None of the Company, its Board of Directors, the dealer managers or the information agent for the tender offer makes any recommendation as to whether any shareholder should participate or refrain from participating in the tender offer or as to the price or prices at which shareholders may choose to tender their shares in the tender offer. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which they will tender their shares.

D.F. King & Co., Inc. will serve as information agent for the tender offer. The dealer managers for the tender offer will be J.P. Morgan Securities LLC and Barclays Capital Inc.

White Mountains is traded on the New York Stock Exchange under the symbol “WTM” and the Bermuda Stock Exchange under the symbol “WTM-BH”.

Tender offer statement

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common shares. The solicitation and offer to buy the Company’s common shares will only be made pursuant to the offer to purchase and the related materials that the Company will send to its shareholders shortly after commencement of the tender offer. Shareholders should carefully read those materials when they are available because they will contain important information, including the various terms and conditions of the tender offer. Shareholders may obtain free copies, when available, of the offer to purchase, the letter of transmittal and the related materials that will be filed by the Company with the Securities and Exchange Commission at the commission’s website at www.sec.gov. Shareholders also may obtain a copy of these documents, without charge, from the Company’s website: www.whitemountains.com. Shareholders are urged to read these materials carefully prior to making any decision with respect to the offer.

Shareholders and investors who have questions or need assistance may call D.F. King & Co., Inc. at (800) 290-6424 (toll free) or email wtm@dfking.com.

FORWARD-LOOKING StatementS

This press release may contain “forward-looking statements”. All statements, other than statements of historical facts, included or referenced in this press release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “could”, “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to the conduct, terms and completion of the tender offer.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to risks and uncertainties that could cause actual results to differ materially from expectations, including:

•the risks that are described from time to time in White Mountains’s filings with the Securities and Exchange Commission, including but not limited to White Mountains’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

•claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, severe winter weather, public health crises, terrorist attacks, explosions, infrastructure failures, cyber-attacks or armed conflicts;

•recorded loss reserves subsequently proving to have been inadequate;

•the market value of White Mountains’s investment in MediaAlpha;

•the trends and uncertainties from the COVID-19 pandemic, including judicial interpretations on the extent of insurance coverage provided by insurers for COVID-19 pandemic related claims;

•business opportunities (or lack thereof) that may be presented to it and pursued;

•actions taken by rating agencies, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•the continued availability of capital and financing;

•deterioration of general economic, market or business conditions, including due to outbreaks of contagious disease (including the COVID-19 pandemic) and corresponding mitigation efforts;

•competitive forces, including the conduct of other insurers;

•changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers; and

•other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. Except for our obligations under Rule 13e-4(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to shareholders or as otherwise required by law, the Company assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.